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--------                                       UNITED STATES SECURITIES AND EXCHANGE COMMISSION        -----------------------------
 FORM 3                                                WASHINGTON, D.C. 20549                                   OMB APPROVAL
--------                                                                                               -----------------------------
                                       INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES          OMB Number:       3235-0104
                                                                                                        Expires: September 30, 1998
                              Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,   Estimated average burden
                                 Section 17(a) of the Public Utility Holding Company Act of 1935 or     hours per response .... 0.5
(Print or Type Responses)                Section 30(f) of the Investment Company Act of 1940           -----------------------------
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1. Name and Address of Reporting Person*         2. Date of Event Re-   4. Issuer Name and Ticker or Trading Symbol
                                                    quiring Statement
Castle Gate, L.L.C.                                 (Month/Day/Year)    CORIXA CORPORATION (CRXA)
-------------------------------------------------                       ------------------------------------------------------------
    (Last)          (First)          (Middle)       04/08/99            5. Relationship of Reporting Person(s) 6. If Amendment, Date
                                                 -----------------------    to Issuer (Check all applicable)      of Original
                                                 3. IRS or Social Se-       Director        X  10% Owner         (Month/Day/Year)
                                                    curity Number of    ----               ----
2365 Carillon Point                                 Reporting Person        Officer (give      Other (specify  ---------------------
-------------------------------------------------   (Voluntary)              title below)       below)         7. Individual or
                    (Street)                                            ----               ----                   Joint/Group Filing
                                                                                                                  (Check Applicable
                                                                                                                   Line)
                                                 ------------------------------------------------------------     Form filed by One
                                                                                                                  Reporting Person
                                                                                                               ---
                                                                                                                  Form filed by
                                                                                                                  More than One
                                                                                                                X Reporting Person
Kirkland           Washington            98033                                                                 ---
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    (City)          (State)            (Zip)                                TABLE I -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED

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1. Title of Security                              2. Amount of Securities       3. Ownership        4. Nature of Indirect Beneficial
   (Instr. 4)                                        Beneficially Owned            Form: Direct        Ownership (Instr. 5)
                                                     (Instr. 4)                    (D) or Indirect
                                                                                   (I)  (Instr. 5)
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                 (Over)
* If the form is filed by more than one reporting person, SEE Instruction 5(b)(v).                                 SEC 1473 (7-97)

               POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED
               TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.
                                                                                               Page 1 of 3 pages
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FORM 3 (CONTINUED)   TABLE II - DERIVATIVE SECURITIES BENEFICIALLY OWNED (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE
                                SECURITIES)
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1. Title of Derivative Security    2. Date Exer-  3. Title and Amount of Securities   4. Conver-   5. Owner-   6. Nature of Indirect
   (Instr. 4)                         cisable and    Underlying Derivative Security      sion or      ship        Beneficial
                                      Expiration     (Instr. 4)                          Exercise     Form of     Ownership
                                      Date                                               Price of     Deriv-      (Instr. 5)
                                     (Month/Day/                                         Deri-        ative
                                      Year)                                              vative       Security:
                                   --------------------------------------------------    Security     Direct
                                                                             Amount                   (D) or
                                    Date     Expir-                          or                       Indirect
                                    Exer-    ation           Title           Number                   (I)
                                    cisable  Date                            of
                                                                             Shares                 (Instr. 5)
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Series A Preferred Stock,           Immed.   4/8/06      Common Stock        1,470,588    $8.50          D
 Par Value $0.001
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Common Stock Warrant                Immed.   4/8/09      Common Stock          312,500    $8.50          D
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Common Stock Warrant                Immed.   4/8/04      Common Stock          724,637    $8.28          D
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Explanation of Responses:




                                                                       /s/ Michael Larson                        April 19, 1999
                                                                       -------------------------------------  ----------------------
**Intentional misstatements or omissions of facts constitute Federal      **Signature of Reporting Person             Date
  Criminal Violations.  SEE 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).           as Business Manager of Castle Gate
                                                                            LLC and on behalf of William H. Gates III
Note: File three copies of this Form, one of which must be manually         Duly authorized under Power of Attorney dated March 31,
      signed.  If space is insufficient, SEE Instruction 6 for              1999, by and on behalf of William H. Gates III, filed
      procedure.                                                            with the Securities and Exchange Commission on
Potential persons who are to respond to the collection of information       April 19, 1999, as Exhibit 1.1 to Castle Gate's
contained  in this form are not required to respond unless the form         Schedule 13G.
displays a currently valid OMB Number.
                                                                                                                 Page 2 of 3 pages
                                                                                                                   SEC 1473 (7-97)

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                               JOINT FILER INFORMATION

Name:                    William H. Gates, III

Address:                 One Microsoft Way
                         Redmond, WA  98052

Designated Filer:        Castle Gate, L.L.C.

Issuer &
Ticker Symbol:           Corixa Corporation (CRXA)

Date of Event
Requiring Statement:     April 8, 1999

Nature of Indirect
Beneficial Ownership:    Member of designated filer

Signature:               Included with designated filer signature



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